Exhibit 99.1

PacificNet Inc. Reaches Settlement in Bondholder Suit

Thursday, September 4, 2008 8:30 am  ET

Beijing, China, September 4, 2008 /Xinhua-PRNewswire/ -- PacificNet Inc. (Pink Sheets: PACT), a leading provider of e-commerce and gaming technology in China, announced today that it has entered into a Settlement Agreement with certain bondholders who had filed an involuntary petition seeking Chapter 11 relief in Delaware federal bankruptcy court earlier this year.

Pursuant to the terms of the Settlement Agreement, the Company has amended and restated the terms of certain convertible debentures in the aggregate principal amount of approximately $6.2 million (the “Debentures”).  Upon entering into the Settlement Agreement, the Company paid $150,000 of the obligations under the Debentures in cash and issued 668,322 shares of common stock to the bondholders upon conversion of a portion of the Debentures. The remaining outstanding Debentures in the aggregate principal amount of approximately $5.5 million are convertible at a conversion price of $2.00 per share, subject to the terms and conditions of the Debentures.

The Settlement Agreement provides that the Company shall make ten (10) monthly payments under the Debentures and also apply sums due under certain receivables toward payment.  All obligations of the Company to the bondholders under the Debentures are due on or before July 15, 2009.  Additionally, pursuant to the terms of the Settlement Agreement, the bondholders have received a security interest and collateral assignment in receivables of the Company and certain of its subsidiaries.

Additionally, the Company has issued to the bondholders new debentures representing additional amounts owed to them, which will be due in the event that the Company does not comply with the terms of the Debentures.  The parties have further agreed that the bankruptcy action and all related pending litigation will be dismissed without prejudice immediately.  On December 15, 2008, provided there are no defaults under the settlement documents, these dismissals would be with prejudice.

The complete text of the Settlement Agreement, the Debentures and related documents may be found in the Form 8-K that the Company will file with the U.S. Securities and Exchange Commission.

Victor Tong, President of the Company, discussed the settlement, stating, “We are very glad to settle our differences with the bondholders so we can move forward to focus on the Asian Gaming Technology Strategy.  We'd like to thank them for their support while PacificNet has been transforming itself throughout the years.  We will continue to strive for the best return for our shareholders in this turbulent market.  We believe gaming is recessionary proof due to the increased wealth across Asia and China and that PacificNet is well-positioned to take advantage of the market in the future.”

About PACT
PacificNet (PACT) is a leading provider of gaming and mobile game technology worldwide with a focus on emerging markets in Asia, Latin America and Europe. PacificNet's gaming products are localized to their specific markets creating an enhanced user experience for players and larger profits for operators. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Europe and elsewhere around the world. PacificNet also maintains legacy subsidiaries in the call center and e-commerce business in China. PacificNet employs about 500 staff in its various subsidiaries with offices in the US, Hong Kong, Macau, and China. For more information please visit www.PacificNet.com and www.PactGame.com.

Contact
     PacificNet USA office:
     Jacob Lakhany
     Tel:   +1-605-229-6678
     Email: investor@pacificnet.com
Source: PacificNet Inc.